Exhibit 5.1 / 23.1

May 14, 2019
2225 W. Chandler Blvd.
Chandler, AZ 85224

Ladies & Gentlemen:

I am the Associate General Counsel of Rogers Corporation, a Massachusetts corporation (the “Company”), and in that capacity have acted in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 1,027,238 shares of the Company’s Capital Stock, par value $1 per share (the “Shares”), issuable under the Company’s 2019 Long-Term Equity Compensation Plan (the “Plan”), pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”).

I have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, other officers of the Company, and other sources I believe to be responsible.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I do not express any opinion herein on any laws other than the laws of the Commonwealth of Massachusetts.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Robert J. McCard_______ Robert J. McCard Associate General Counsel, Rogers Corporation